Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

info@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Reports Earnings and Prepays Debt

VALLEY COTTAGE, NY—April 29, 2008—CreditRiskMonitor (OTCBB: CRMZ) reported operating revenues of $1.37 million and net income of $40,000 for the first quarter ended March 31, 2008 compared to $1.16 million and $20,000, respectively, for the first quarter of 2007. The Company fully retired its debt early in the second quarter.

Jerry Flum, CEO said, “Despite the credit and debt contraction, our revenues were at highest level in the Company’s history and continued to grow at a double digit pace for the first quarter. This is the seventh consecutive quarter in which we’re reporting an operating profit and the tenth consecutive quarter that we’ve generated positive cash flow. In light of the current interest rate environment and the Company’s strong cash position, subsequent to the end of the quarter, the Company elected to prepay the remaining balance on its 9.5% promissory note. As the U.S. economy slows we believe our Company, for the reasons outlined in the ‘Investor Information - Business Overview’ section of our website, should continue to grow.”

The following presents the operating results for the three months ended March 31, 2008 and 2007:

CREDITRISKMONITOR.COM, INC.

STATEMENTS OF OPERATIONS

FOR THE 3 MONTHS ENDED MARCH 31, 2008 AND 2007

	2008	2007

Operating revenues	$1,365,190	$1,158,800

Operating expenses:
Data and product costs	431,228	421,256
Selling, general and administrative expenses	892,246	703,143
Depreciation and amortization	17,539	16,639

Total operating expenses	1,341,013	1,141,038

Income from operations	24,177	17,762
Other income	24,726	18,390
Interest expense	(7,245)	(10,837)

Income before income taxes	41,658	25,315
Provision for income taxes	1,890	5,168

Net income	$39,768	$20,147

Net income per share of common stock:

Basic	$0.01	$0.00
Diluted	$0.00	$0.00

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.